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                                                                    EXHIBIT 99.1

                           CALIFORNIA MICROWAVE, INC.
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                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
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                           TO BE HELD ON MAY   , 1995


                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                  COMMON STOCK


     The undersigned hereby appoints Philip F. Otto and George L. Spillane, jointly and severally, as proxies with full power of substitution to represent and to vote, as designated below, the common stock of the undersigned at the Special Meeting of Stockholders of California Microwave, Inc. ("CMI") to be held
on May   , 1995, or any adjournment or postponement thereof, for the purpose of considering any business that may properly come before the Special Meeting, including:


Item No. 1. Approval of the Agreement and Plan of Reorganization and Merger and
            the related Agreement of Merger.


     To approve an Agreement and Plan of Reorganization and Merger, dated as of January 31, 1995 (the "Merger Agreement"), and the related Agreement of Merger, among CMI, CMI Acquisition Corporation, a Texas corporation and a wholly owned subsidiary of CMI ("Acquisition Corp."), and Microwave Networks Incorporated, a Texas corporation ("MNI"), pursuant to which, among other things, (i) Acquisition Corp. will be merged into MNI, (ii) MNI will be the surviving corporation and a wholly owned subsidiary of CMI; (iii) each outstanding share of MNI Common Stock and MNI Preferred Stock ("MNI Capital Stock") (other than shares, if any, as to which dissenters' rights have been exercised pursuant to Texas law) will be converted into approximately .3516 shares of CMI Common Stock (the "Assumed Exchange Ratio").



     The precise number of shares of CMI Common Stock into which each share of MNI Capital Stock will be converted will be determined by dividing 3,350,000 (the "Numerator") by the total number of shares of MNI Capital Stock outstanding immediately prior to the closing (including for this purpose any MNI Capital Stock issuable under then outstanding options, warrants or other convertible securities) and rounding the quotient off to the nearest ten-thousandth (.0001). CMI will assume all outstanding options of MNI.



     MNI has the right to terminate the Merger Agreement if the average closing price of CMI Common Stock on the Nasdaq National Market for the 15 consecutive trading days immediately preceding the date of the CMI Special Meeting ("Final Closing Price") is less than $30.00 (as reported by Nasdaq), provided that if MNI exercises this right, the termination shall not be effective if CMI agrees to increase the Numerator to the number which when multiplied by the Final Closing Price equals $100,500,000 (this would have the effect of increasing the exchange ratio), and CMI has the right to terminate the Merger Agreement if the Final Closing Price is more than $41.375, provided that if CMI exercises this right, the termination shall not be effective if MNI agrees to decrease the Numerator to the number which when multiplied by the Final Closing Price is equal to $138,606,250 (this would have the effect of reducing the exchange ratio). Based on the Assumed Exchange Ratio, each share of MNI Capital Stock would be exchanged for approximately $
worth of CMI Common Stock if the Final Closing Price were equal to $     (the
closing price of CMI Common Stock on April   , 1995). The decisions to terminate
or change the Numerator would be within the discretion of the respective Boards of Directors of CMI and MNI, and by approving the Merger Agreement the stockholders of CMI and MNI would be deemed to have authorized the exercise of that discretion by their

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respective Boards of Directors. If approved by the stockholders of CMI and MNI, the merger is expected to be consummated as soon as practicable after such approval.



     FOR

- ------------------                                                       AGAINST
- ------------------                                                       ABSTAIN
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Item No. 2. In their discretion, the proxies herein appointed are hereby authorized to vote upon such other matters as may properly come before the Special Meeting.

     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy, when properly executed, will be voted FOR the approval of the Agreement and Plan of Reorganization and Merger and the related Agreement of Merger.

Dated:             , 1995

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                                          (Please sign your name(s) exactly as
                                          shown on your stock certificate. If
                                          you are signing as executor,
                                          administrator, trustee or other
                                          representative, please give your full
                                          title.)